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Scientific Learning Corporation

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To Our Shareholders:

When our founding scientists developed our first software over a decade ago, they knew they had something unique and effective in helping kids learn better. The concept of “brain fitness” for improved learning was a new one, and the company’s early growth relied upon a continuous effort to stimulate and access demand with intensive market education programs and compelling efficacy studies.

In the years that followed, what started as an alternative intervention in private clinics became a mainstream approach to improving achievement in U.S. K-12 schools. The expansion of our Fast ForWord product line and last year’s acquisition of Reading Assistant enabled us to reach a broader audience by applying the principles of neuroscience and cognitive skill development to literacy from pre-kindergarten to post-secondary education. The introduction of virtual teacher training options and the ability to remotely monitor, report and even predict student progress gave customers more flexibility and data to achieve excellence in their implementations and maximize the positive impact of our programs.

2008 was an important transition year for Scientific Learning. First, we made several strategic and operational improvements to our core K-12 business to streamline the sales process, reduce costs, and maximize productivity. These early year adjustments enabled the company to maintain sales levels and increase profitability during the economic downturn and sudden K-12 budget shortfalls of the third and fourth quarters. Second, we continued to enhance instructional efficiency, user experience and delivery options for our products with investments in new content and an e-learning platform to support web-delivered offerings. Lastly, we attracted, hired and developed talented employees in key positions throughout the company.

As we look ahead in 2009, we believe we are in a good position to capitalize on current market trends. In the K-12 market, our products are a great fit for educators who are looking for ways to turn the new education stimulus funding into enduring returns on their investments. Our publicized success with K-12 students and a general increase in consumer awareness about brain fitness are stimulating new demand directly from parents. This month, we plan to use our new e-learning platform to launch our first web-hosted consumer offerings for anytime, anywhere access. We believe our integrated marketing approach to the K-12, private practice and consumer markets will better leverage our passionate customer base across markets and help accelerate demand in all three channels in 2009 and beyond.

In addition to these growth opportunities, there are many more learners for us to reach and many more learning innovations for us to deliver. Through our network of third-party partners, we have just begun to scratch the surface with initial software installations in more than 40 countries plus additional deployments via a handful of private tutoring centers and virtual learning organizations in the U.S. We are continually evaluating these and other options for incremental growth that may be pursued through partnership or direct investment. As we continue to expand and refine our distribution, data collection and product development capabilities, we hope to become an optimized conduit for proven innovations – originated by us or by others – to get out of the lab and into the hands of learners everywhere.

We are building upon a rich tradition of innovation, research and real-life impact. We have made much progress over the past year, laying a solid foundation for the next phase of our growth, even in the midst of economic turmoil. Consequently, we believe that we are on a path that holds great promise for customers, shareholders and employees of Scientific Learning.

/s/ D. Andrew Myers

D. Andrew Myers

President and Chief Executive Officer

April 13, 2009

This letter to shareholders contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the Company's future financial results, growth, and market acceptance, planned product launches, and positioning and strategy for the future.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the current recession and adverse events in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products; and other risks detailed in the Company's SEC reports, including but not limited to the 2008 Report on Form 10K (Part I, Item 1A, Risk Factors), filed March 5, 2009, contained later in this Annual Report.